UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/25/2009

Tesco Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-28778

Alberta	76-0419312
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3993 West Sam Houston Parkway North
Suite 100
Houston, TX 77043-1211
(Address of principal executive offices, including zip code)

713-359-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.    Regulation FD Disclosure

Frank's International, Inc. and Frank's Casing Crew and Rental Tools, Inc. ("Franks") filed suit against Tesco Corporation and Tesco Corporation (US) ("TESCO") in the U.S. District Court for the Eastern District of Texas, Marshall Division, on January 10, 2007, alleging that our Casing Drive System (TM) infringes two patents held by Franks. Franks sought past damages and an injunction against further infringement. TESCO filed a response denying the Franks allegation and asserting the invalidity of its patents. In May 2008, Franks withdrew its claims with respect to one of the patents, and, in July 2008, TESCO filed a request with the U.S. Patent and Trademark Office ("USPTO") for reexamination of the other patent. In September 2008, the USPTO ordered a reexamination of that patent. On April 25, 2009, TESCO, Franks, and a third party from whom TESCO had a license agreed on general terms of a settlement, pursuant to which TESCO would pay $1.825 million to Franks and $400,000 to the third party. Under the terms of the settlement, TESCO would receive from the third party a release of any royalty obligation under the license and would receive from Franks a fully-paid, perpetual, world-wide nonexclusive license under the two patents at issue. Franks would request the court to dismiss its lawsuit with prejudice. The court has deferred the parties' May 2009 trial date for 30 days pending negotiation of a final settlement agreement, which must still be approved by all parties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tesco Corporation

Date: April 28, 2009	By:	/s/ James A. Lank
James A. Lank
General Counsel and Corporate Secretary